Exhibit 99.1

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

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Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

CORPORATE PARTICIPANTS

 John McConnell
 Worthington Industries - Chairman & CEO

 Allison Sanders
 Worthington Industries - Director of IR

 Andy Rose
 Worthington Industries - VP & CFO

 George Stoe
 Worthington Industries - President & COO

CONFERENCE CALL PARTICIPANTS

 Michelle Appelbaum
 Michelle Appelbaum Research - Analyst

 Luke Folta
 Longbow Research - Analyst

 Leo Larkin
 Standard & Poor's - Analyst

 John Tumazos
 John Tumazos Very Independent Research - Analyst

 Irene Tarkoff
 Lightspeed Partners - Analyst

 Mark Parr
 KeyBanc Capital Markets - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by to the Worthington Industries third quarter earnings results conference call. (Operator Instructions)

I would like to introduce your first speaker, Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders you may begin.

Allison Sanders - Worthington Industries - Director of IR

Thank you, Sandy and good afternoon, everyone. Welcome to our quarterly earnings conference call.

Before we begin our presentation I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially. For those who are interested listening to this conference call again, a replay will be available on the homepage of our website at www.WorthingtonIndustries.com.

With me in the room today are John McConnell, Chairman and Chief Executive Officer, George Stoe, President and Chief Operating Officer, Andy Rose, Vice President and Chief Financial Officer, Bob McMaster, Senior Financial Advisor, and Richard Welch, Controller.

John McConnell will begin, John?

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Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Well thank you, Allison. We welcome all of you joining us this afternoon for our overview of our third quarter results that we released this morning.

Overall we are on a relative basis pleased to have produced a positive result for the quarter but we're far from satisfied. Two of our four primary businesses were profitable -- Cylinders and our WAVE joint venture. Metal Framing was essentially break-even at a $200,000 loss. Steel Processing produced a loss for the quarter as volumes were lower than anticipated. Andy Rose and George Stoe will provide a deeper look at those results in just a moment.

Beyond our regular discussions of our businesses today, we'll also place emphasis on two important topics. Andy's report will include an in depth look at our bank debt covenants. He will walk through both our interest coverage and debt-to-capitalization ratios, the maintenance levels for each to remain in compliance, and where we are today. Secondly, we'll devote some time to updating our transformation initiatives.

I'm now going to turn the call over to Andy Rose, our Chief Financial Officer. Andy?

Andy Rose - Worthington Industries - VP & CFO

Thank you, John. Good afternoon, everyone.

For our third quarter of fiscal 2009 which ended on February 28, we reported earnings per share of $0.02. Excluding the net effect of $16 million of restructuring charges and an $8 million gain on the sale of our interest in the Aegis joint venture earnings per share would have been $0.06. For the same period last year earnings per share excluding restructuring charges was $0.26. The third quarter which for us spans December through February is typically the weakest quarter in most of our business segments due to the holiday and weather related shutdowns. The deepening effects of the economic crisis and extended shutdowns by many of our largest customers made this quarter even more challenging. Third quarter sales of $501 million were down 31% from $726 million for the same period last year due to weaker volumes in all three business segments but especially Steel Processing and Metal Framing. The gross profit margin fell to 8% from 10.4% in the year ago quarter because conversion costs did not fall as rapidly and as significantly as volumes did. A narrower spread between raw material costs and selling prices in the Steel Processing segment also had a negative impact.

SG&A expense fell $6 million although it rose to 9.5% of sales as total sales dollars fell. The dollar decline was primarily due to reduced compensation expense related to lower earnings partially offset by a $6 million increase in the reserve for bad debt. The increase in the bad debt reserve is principally tied to automotive customers. Our finance team continues to monitor individual credits closely and we believe our reserve is sized appropriately based on where we are today. We are watching the developments in Detroit and Washington and will adjust our reserves as the situation warrants.

The reduction in SG&A cost was not enough to fully offset the impact of significant declines in volume. As a result, we had a quarterly operating loss of $8 million compared to operating income of $22 million in the year ago period, excluding the impact of restructuring charges. Operating income does not include equity income from joint ventures. Equity income fell $12 million from the prior year period to $4 million. Earnings declined at virtually all of our unconsolidated joint ventures. In fact only the Worthington Armstrong venture or WAVE was profitable in the seasonally weak third quarter.

As most of you know our WAVE joint venture is the most significant contributor to our equity earnings and that continues to be the case. Although its earnings declined 45% in the quarter from the prior years record level, they were still able to fully offset $4 million in losses at the other joint ventures. WAVE's volumes declined 33% for the quarter, however the decline appears to have been exacerbated due to customer destocking and right sizing of inventories. WAVE continues to generate a significant amount of cash and paid us dividends totaling $39 million in the quarter. Aegis also paid us a $1 million dividend prior to being sold at calendar year-end. While WAVE has not been immune to the economy and has experienced a decline in volume and profitability we continue to expect meaningful dividends from them.

Miscellaneous expense increased nearly $3 million compared to the year ago quarter due to final settlements of a $6 million business interruption insurance claim at our Spartan Steel Coating consolidated joint venture. Miscellaneous expenses where we deduct our partner's interest in this joint venture which in this case was $3 million. Interest expense declined $1 million due to significant reductions in debt and lower interest rates compared to the prior year period. Income taxes were a significant factor in our results this quarter. We recorded a tax benefit of $21 million in the current quarter reflective of the pre-tax loss and including the impact of a revision to the estimated annual effective tax rate. The rate for this quarter was unusually high but we are estimating an effective tax rate of 26% for the fiscal year.

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Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Now to the balance sheet. Total debt was $253 million at quarter end, down $118 million from the prior quarter. On February 28, our total debt-to-cap ratio was 26%. For bank covenant calculations we include the $75 million balance from our accounts receivable, securitization and some smaller guarantees. On that basis debt-to-cap at quarter end was 34%, well below the maximum allowable ratio of 55%. Our other significant bank covenant is an interest coverage ratio that requires EBITDA to interest expense greater than 3.25 times. At quarter end that ratio was 11.6 times.

Before we move on I'd like to say a few words about our much discussed and it seems, sometimes misunderstood bank covenants. First it should be mentioned that we are allowed to add back non-cash charges to EBITDA for covenant calculation purposes. We have had several non-cash charges in recent quarters including writedowns of goodwill and inventory. Second, our current annual run rate of interest is approximately $17 million per year. Third, our current annual rate of depreciation is approximately $65 million.

In conclusion just from these two numbers -- interest and depreciation -- it should be clear that we only need to break-even on an earnings before interest and taxes or EBIT basis to comply with our covenants. Obviously, our goal and our expectation is that we can scale our business to perform above this level. So while it is theoretically possible that we default on our bank covenant in the coming quarters our business would have to deteriorate meaningfully from current levels for that to happen.

Moving on, for the third quarter cash provided by operating activities was $125 million. As a result of reduced sales volumes and lower steel prices, working capital accounts continued to decline generating significant cash. We are utilizing excess cash to pay down debt. At quarter end just $8 million was outstanding on our unsecured $435 million credit facility leaving $427 million available. Other capital sources include the $100 million receivable securitization facility of which $25 million was available at quarter end.

Inventory levels are reasonable at 65 days and range from just 52 days in Metal Framing to 91 days in Pressure Cylinders where we build inventory in advance of the peak selling season. Total Company inventories were down 26% on a dollar basis and 30% on a units basis from last year. For the quarter, capital spending was $19 million compared to depreciation and amortization expense of $16 million. Year-to-date capital expenditures were $49 million compared to depreciation and amortization of $48 million. We expect capital spending to be slightly higher than estimated depreciation and amortization of $65 million for the full year but to decline significantly next year.

Now to talk specifically about third quarter results for each of our three primary business segments beginning with Steel Processing which represented 38% of revenues for the quarter. Steel Processing's quarterly sales fell 45% to $192 million from $350 million in last year's third quarter. The decrease was due to a 57% average decline in volumes. Tolling business continues to be off even more significantly than our direct business. Typical toll customers are the mills which have taken work in house as their business has slowed. As a result of the disproportion at decline in tolling, our mix of direct versus tolling was 58% to 42% this quarter compared to 51% to 49% in the year ago quarter.

Demand weakness in all customer groups including the large automotive and construction end markets contributed to the overall decline in volume. Automotive now represents approximately 41% of the business and the Steel Processing segment, just 19% for the Company as a whole. Even with major cost reduction efforts, profitability was not possible with an unprecedented 57% decline in volume. As a result, the segment had an operating loss of $16 million compared to an operating profit of $10 million last year excluding restructuring charges.

The Metal Framing segment represented approximately 27% of revenues. Third quarter sales of $137 million were down 25% from last year. Volumes fell 38% as commercial construction demand weakened. Volume declines of that magnitude are also unprecedented for Metal Framing. In the face of deteriorating fundamentals the Metal Framing segment began a major restructuring effort 18 months ago reducing headcount and costs and closing our idling facilities. Indicative of the progress made was the fact that the segment was able to report improved results in a much worse economic environment. Excluding restructuring charges, operating income was nearly break-even compared to a loss of $5 million in the year ago quarter.

Finally in our Pressure Cylinders segment which represented 23% of total Company revenues, sales for the quarter fell 15% or $21 million. Almost a third of the sales decline was due to currency translation and the improved dollar. Even so, the segment has seen demand declines across many of its product lines as a result of the global recession. New business obtained in the camping gas cylinder line as well as quick action to reduce costs have helped to offset the decline. As a result, operating income fell less than $1 million or just 5% compared to the year ago period.

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Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Responding quickly to meet the realities of the current business environment has been a Companywide effort and has helped stabilize earnings in the quarter. These efforts continue as we have challenged all of our segments to achieve a cash neutral or better operating level despite the difficult demand environment. George Stoe will now continue with remarks on operations.

George Stoe - Worthington Industries - President & COO

Thank you, Andy. Volumes within our two largest business segments -- Steel and Metal Framing -- are at unprecedented low levels. As a result we've adjusted our footprint in facilities and the employment levels to correspond to these conditions. In our Steel Processing business we have closed our Louisville, Kentucky facility and have temporarily or permanently eliminated more than 360 positions. In our Metal Framing business unit, we have idled or permanently closed nine facilities and eliminated more than 320 positions. In addition, we have completed the closure of the former Metal Framing headquarters in Pittsburgh and have transitioned those duties here to Columbus.

These important steps allowed Dietrich to be nearly break-even in our fiscal third quarter before restructuring charges. These results were a pleasant surprise to many who follow the progress of Worthington. We have right sized this business and are dramatically reducing our costs in light of the current commercial construction environment.

All aspects of our business have been impacted by the current downturn. Even our highly successful Pressure Cylinders business is not immune. We have seen some parts of this business affected, particularly industrial gas, which is not unexpected given the current malaise in the overall manufacturing sector. We have stayed ahead of this trend with quick and decisive actions. Worldwide, we've reduced employment throughout the Cylinders organization by more than 250. On the other hand, our 16-ounce camping gas cylinders are on a record pace as we are now more than 6 million units ahead of the prior year in this product line. Cylinders is concentrating its efforts on controlling costs, maintaining or improving market share in a number of our key product lines and further enhancing the strong customer relationships we have forged in the past. We expect this business to continue its long string of success in spite of the downturn in some of the product lines.

Here at corporate headquarters, employment has been reduced by 65 year-over-year. We have implemented a hiring freeze, merit salary increases have temporarily been suspended and as a result of our lack of profitability, no bonuses or profit-sharing were earned for the second consecutive quarter. Since our August quarter end, we have reduced our inventories in our three major business units by 175,000 tons or just over $300 million.

With the mills operating at less than 50% of capacity, we need to monitor our inventory levels carefully to ensure that we will have adequate amounts of material to service our customers' needs. The mills have been remarkably disciplined in reducing capacity as demand has fallen. When the market returns to more normal levels of activity lead times from the mills will quickly become critical.

We remain very proud of our improved safety performance. We have discussed on previous calls our continued improvement in this area. Our number of workers comp claims, incurred costs and costs per claim all continue with an improving trend line.

We told you on the last call that we would continue to reduce our costs, maximize our asset utilization, and drive operational improvements. We feel that we have accomplished those objectives and are well positioned for the inevitable improvement in business conditions.

John McConnell will now have some closing comments.

John McConnell - Worthington Industries - Chairman & CEO

George, Andy, thank you very much. Once again, you've provided an excellent overview of the pertinent information from the third quarter. Additionally I hope those of you listening found Mr. Rose's overview of our debt covenants, where we stand today based on known information, both informative and reassuring. We realize this is an important topic in today's environment.

Now I'm going to spend some time updating our transformation initiatives. As you might recall we began over a year ago discussing our efforts to reduce costs that focused on our SG&A expense with a target of $35 million to $40 million in reductions. That work grew into a much broader effort to improve our performance across-the-board which we call the transformation. Our efforts to transform our business have not only continued since we last discussed them with you six months ago but are in fact still in the momentum building stage.

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Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

In SG&A alone, we have identified $37.4 million in cost reductions of which $27.7 million have been executed upon and these costs or are in the process of coming out. About a year ago we expanded the process to the Steel Company taking deep dives into one division at a time, looking at everything we do to find ways to improve. We currently have four locations in various stages of transformation process. Two traveling teams comprised of some of our best people are leading our efforts in Steel Processing augmented from -- with six to nine accelerator teams pushing significant findings to all locations and functions as they develop.

We began an identical approach in Metal Framing six months ago and they are currently engaged in the two largest facilities. We are excited with the results in both of these Companies and when combined have identified over $70 million in increased earnings opportunities of which over $30 million have been executed. When the large aspects of the transformation -- SG&A, Steel, and Dietrich are combined -- identified earnings opportunities improvements exceed $100 million of which close to $50 million have been executed.

Now when we talk about an identified opportunity, they have been through several steps. First, in the tear it apart stage, when we see something that we can improve, let's say its [sliver's] up time, we think of everything possible we can do to increase the up time. And, if executed perfectly, let's say it would result in a 40% gain in that sliver's up time. Now to achieve that gain again would be perfection. So next we begin testing against the perfect state with actual experience and real world data and we come to a conclusion of what is realistically achievable. Let's say that ends up being a 25% gain in up time. A plan is then developed to achieve the realistic 25% gain and is financially sized. That is the number we use as an identified opportunity.

When we talk about executed opportunities, it means pretty much what you'd assume. We have set in motion all the changes necessary to achieve that 25% gain in productivity, finance has verified that it is real, signed off on the impact, and that gain then is tracked on a weekly basis to its ultimate earnings enhancement. To help put the execution -- the executed opportunities in perspective in that aggregate of the $50 million I mentioned earlier, approximately 40% or $20 million has been realized to date and 60% or $30 million will be reflected on a forward basis. Now while these numbers are real, a volume retraction of over 50% in Steel and over 25% in Metal Framing renders these impacts nearly invisible, but viewed on a micro level at an individual customer basis at the steel division where we began, the margin enhancement to the volume we do have is clearly present.

A final and important point -- and George alluded to this -- but many -- like many companies in this current environment we have done a number of things to reduce costs which are temporary in nature -- the suspension of pay increases for example. That is one that we will obviously turn back on at the appropriate time. Since these measures are really temporary suspensions of cost we do not include their impact in transformation. The point being that everything associated with the transformation is the result of a permanent systemic change to the way we operate as an organization. The increased earnings capacity of the Company that we outlined will not shrink in good times or when higher volumes return.

I think in my opening -- I said in my opening statement that I am not satisfied with our results this quarter; however I do want to say I'm very proud of our teams, their focus and the results they are producing in the transformation efforts. We are rapidly improving as an organization and with the strengthening balance sheet we have the flexibility not only to weather the current financial storm but to thrive in its aftermath. At this point we would be happy to take your questions.

Allison Sanders - Worthington Industries - Director of IR

Sandy?

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QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question will come from Michelle Applebaum from Michelle Applebaum Research. Ma'am, you may proceed.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Hi.

John McConnell - Worthington Industries - Chairman & CEO

Hello.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Thank you for doing the call at a more reasonable hour this quarter.

John McConnell - Worthington Industries - Chairman & CEO

Okay, you're welcome.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Thanks. I had a couple of questions. Can we go over the non-recurring items? You gave us the $0.04 to add back but you did not mention how to calculate -- you come out with a $19.6 million pre-tax loss. I know you reported a profit and I'm a shareholder so I'm glad to hear that -- but you had $21.1 million of tax credit on $19 million loss. I've been an analyst during money losing times before and that's a really big tax rate so I'm wondering, there's some prior quarters in there, right?

Andy Rose - Worthington Industries - VP & CFO

Let me try and shed a little bit of light without getting into too much detail. Each quarter we re-estimate our effective tax rate and we've got a couple of things that are sort of distorting the rate.

First of all, the goodwill is a discrete item, you treat it like a separate tax return. The rate on that is about 14%. Then, what you have is US loss and international income. The US loss is taxed at about the rate you'd about expect -- let's say 37% is our effective rate on the US loss.

The international income is taxed at a little less than half of that so when you have these amounts going in opposite directions with dramatically different rates, unfortunately any change quarter to quarter can drive a wild swing in the effective rate.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

But there was catch up from prior quarters, so if I assume that your normalized rate would be 26%, I guess it would be?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Andy Rose - Worthington Industries - VP & CFO

We are -- again this is based on the current estimate we have through the end of the year of the mix of the international income and the domestic loss -- we're estimating an effective tax rate of 27%.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Okay, so then if I take 27% of the $19 million, which is something quite a bit less than the $21 million, that would be what I would call a normalized tax rate?

Andy Rose - Worthington Industries - VP & CFO

No.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Why not?

Andy Rose - Worthington Industries - VP & CFO

For the reasons that I just -- the $19 million -- the 27% is a blend through the end of the year of the goodwill at 14%, the international at roughly 17% and the US at 37% with assumed mixes in terms of how we get there through the end of the year -- an assumed blend.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

So I guess you're saying the February quarter assumptions on mix -- or it's actually actual on mix -- it's something different but can you give us some insight because clearly, a big part of the $21 million tax credit was due to prior quarters adjustment. It's not an appropriate item if we're looking at on an ongoing basis what the Company is earning or losing, we don't want to put in the 100% tax rate. You aren't going to get 100% tax credit next quarter.

Andy Rose - Worthington Industries - VP & CFO

No, that's true.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Okay so I know we should probably put in 27% for next quarter, right?

Andy Rose - Worthington Industries - VP & CFO

Believe it or not, if our estimates hold, you should put in about 59.5% next quarter.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

59.5% for May quarter and then how much for this quarter?

Andy Rose - Worthington Industries - VP & CFO

We picked -- about $7 million of the tax provision this quarter was catch up and the rest was attributable to this quarter's activity.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

So it's $14 million, so that would be a more reasonable -- roughly what percent? That's still 70% tax rate.

Andy Rose - Worthington Industries - VP & CFO

Well the 60% rate sounds crazy but if you take out a piece of paper and put down some assumed income and loss -- at 37% and say 17% -- you blend those together and you'll come up with one of the craziest effective tax rates that one has seen in a long time.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

I've seen a lot of tax credits and actually they do tend to be at a higher rate for some unknown reason than an actual tax charge often would be, so it's not surprising me there. Okay. So, that clarifies that.

I was also curious, you were talking about your bank covenants. They seem pretty plain vanilla to me and I was wondering why you felt the need to talk about them?

Andy Rose - Worthington Industries - VP & CFO

I would say we felt the need to talk about them because some of the research out there has not been plain vanilla in terms of where we stand and so we felt that it was important to clarify where we believe we are relative to our bank covenants.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Oh, okay. Sorry. I don't see all of the research. One more question.

This is more I think for JP. And, oh, my God, we've talked for a long time -- but in the last couple of years we've heard a lot about what it was like to be in a seller's market which was new for me -- and you -- and things may have reverted back and I'm just curious if you could give us a little bit of insight in what's happening in the steel market -- from your perspective as a buyer?

John McConnell - Worthington Industries - Chairman & CEO

Well, I think they definitely seem to find a floor for a bit -- I'd say prices have drifted in the market generally down a little bit from that $500 floor. But they aren't falling rapidly and I think in a very controlled way where they are -- everybody out there is looking -- those operating under 50% capacity utilization -- so everybody is trying to get every ton they can and I think they are being pretty responsible on their end about the price.

In both markets -- and some of our markets are otherwise -- we are of course in the middle of trying to secure tons in an environment that our customers can appreciate the price for, the amount of time that they need it, and make sure they have their material on time, but right now I'd say the market is extremely soft and overall, again I think everybody is being fairly responsible from a price standpoint.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Are we seeing changes in the commercial arrangements that have been in effect the last few years at all?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Obviously I can't speak for any of the arrangements except those of ourselves. We've always been trying to evolve our relationships with our suppliers in one form or another and those efforts continue today. I wouldn't say there's anything earth shattering that we could report to you on changes in commercial arrangements.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

One more thing for you, JP. There's been a lot of good news about the economy -- I shouldn't say that but better news -- or less bad news about the economy -- you guys are kind of bell weather and you're in the middle of a lot of different things especially consumer durables. What are your thoughts about what's going on in the economy out there?

John McConnell - Worthington Industries - Chairman & CEO

Well like you and everyone else on the call, basically, I'm a consumer of information as opposed to a generator. But certainly in our Steel order book, while somewhat erratic throughout the month, I'd say the last two months have been fairly steady, not much further deterioration. I would not sit here and tell you I'm calling bottom on our book of business, but certainly it's held together about the same levels for February and March.

So we know that we have some share gains coming our way in the upcoming quarters. But commercial construction -- there's so much in the pipeline and obviously we are anxious as anybody associated with that business to see lending step up a notch or two from a bank level, so more building gets under way. Those volumes have been fairly steady where they are for the last couple months and probably more susceptible than the Steel side to further deterioration if we don't see more liquidity out in the marketplace in the coming weeks and months.

Michelle Appelbaum - Michelle Appelbaum Research - Analyst

Okay, great. Thank you.

Operator

Our next question comes from Luke Folta from Longbow Research. Your line is open.

Luke Folta - Longbow Research - Analyst

Hi, good afternoon gentlemen and thanks for all of the detail on your presentation.

John McConnell - Worthington Industries - Chairman & CEO

You're welcome.

Luke Folta - Longbow Research - Analyst

The first question I had regarded your Metal Framing business. It was encouraging to see some decent results there with lack of volumes that you had in the quarter. I was curious though on the metal margin front, it seems that margins are at pretty respectable levels and given where substrate costs have gone for Metal Framing do you think that finished prices are going to fall further in the coming months and can you just give us your outlook on what margins look like and how they develop?

John McConnell - Worthington Industries - Chairman & CEO

Yes, obviously that's very difficult to say. We're in an environment where you both want all you can acquire and you want to maintain your price. Obviously those trade off from time to time. George is on a daily basis much more deeply involved in that business so George do you have any other comments you would have?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

George Stoe - Worthington Industries - President & COO

No, Luke. I would say to you that I think the people inside our Metal Framing business have done a great job of keeping the price at a level that we think is where it should be. As prices have deteriorated somewhat as John said they haven't fallen precipitously so we feel that we're in a pretty good balance there. John mentioned that depending on what happens in the future where the volumes go and what happens in the commercial construction market, where that will ultimately go. We have proven this last quarter that we have now right sized the business and we will continue to do so as conditions dictate.

John McConnell - Worthington Industries - Chairman & CEO

Well and I would further add since I raised the spectre of some possible further retraction -- which we hope does not occur -- that there are contingency plans in place and we know where we'll go with this business. It is a business we have learned to flex well and fairly quickly, so we will be prepared to right size again if we need to.

Luke Folta - Longbow Research - Analyst

Okay, and just second question, regarding your Steel Processing business -- there was a pretty big rebound in metal margins there in the quarter sequentially and I'm curious on any comment you can provide on what your inventory cost is and if you're still some mismatch there that you're working through?

John McConnell - Worthington Industries - Chairman & CEO

There would be -- we have not gotten steel inventories down as rapidly as we would like. It is fairly complex. They are doing a good job of bringing it down, it's coming down slower than we would like. So there probably is some mismatch left in there, some potential FIFO losses but not to a large magnitude, and we're continuing to bring it in line and I don't expect any surprises that way or much damage from it.

Luke Folta - Longbow Research - Analyst

Okay and just one final one if I may. Regarding the inventory cycle among your customers -- do you think that the rate of decline in your shipments that you posted this quarter is reflected of what actual demand looks like or do you think there's still quite a bit of destocking activity that's holding it back there?

John McConnell - Worthington Industries - Chairman & CEO

I think we're getting to a point that it's more reflective of actual demand. I think everybody including us has been through a destocking phase that has been fairly robust.

The good side of that of course is you get an uptick in demand with no capacity under 50% and things tighten up pretty fast. So right now I think most people are through a good deal of any inventories they had in excess.

Luke Folta - Longbow Research - Analyst

Thank you very much and good luck.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Thank you.

Operator

Our next question comes from Leo Larkin from Standard & Poor's. Your line is open.

Leo Larkin - Standard & Poor's - Analyst

Good afternoon. Two questions. I know you said that capital spending would be down in 2010. Could you at least give a range perhaps?

Andy Rose - Worthington Industries - VP & CFO

Yes, we expect, right now the budget is $30 million although I will tell you that that depends -- that $30 million spend depends on where we believe demand is going to be, so there's probably room to push that down further if we had to, but that's our initial first look. This year, it was above average because of two significant projects that will be coming to a conclusion either in our fourth quarter or early in the first quarter of next year.

Leo Larkin - Standard & Poor's - Analyst

Okay, the other question I have is there was mention made of market share gains. Is that coming at the expense of maybe smaller competitors having to liquidate or go out of business? Is there much more of that to occur as best you can see?

John McConnell - Worthington Industries - Chairman & CEO

Yes, obviously, that's some of what we're getting we are getting from competitors that are having some problems, but to speculate on exactly what will happen going forward is difficult. Obviously, a lot of our competitors are private, we don't see their books, we don't know where they stand financially. If I were wildly speculating -- again without any real knowledge -- my bet would be if this continues along the competitive environment in all our businesses will be dramatically different on the other side.

Leo Larkin - Standard & Poor's - Analyst

Okay, thanks very much. That's helpful.

Operator

Our next question comes from John Tumazos from John Tumazos Very Independent Research. Your line is open.

John Tumazos - John Tumazos Very Independent Research - Analyst

Congratulations on managing as well as you are in a tough business.

John McConnell - Worthington Industries - Chairman & CEO

Thank you.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John Tumazos - John Tumazos Very Independent Research - Analyst

Could you elaborate on the March 2nd dividend press release? I'm not sure if I read it the way you intended it. You appear to be saying that you paid the dividend but there was some uncertainty and controversy or maybe we shouldn't count it as a sure thing. But your covenant discussion seemed to suggest that the covenants are no reason to support any doubt in dividend. And secondly, could you give us an update on the four surviving or four remaining steel joint ventures and their relative size and growth, etc., just to give us a little update in the equity income segment?

John McConnell - Worthington Industries - Chairman & CEO

Absolutely, and I'm sitting here trying to remember what we said in the press release around the dividend. Your interpretation makes me think I'll have to go and find someone else to write it. I hope that's not what we said exactly.

We did -- as we did the quarter before, John, certainly in these types we just want to point out that while we have been very successful in paying down our debt, probably to lower levels than most people anticipated, we do have plenty of capacity in our lines that we know at some point if this turns we'll have to have plenty of room to run up the inventories again which will require a lot of capital. And every quarter we're going to look and see what we have in terms of competing needs for capital.

So to the degree that that occurs, I guess all we're trying to say is we're going to have to weigh the use of what we have available to us knowing that we want to have a lot of availability to ramp up inventories when it's necessary so every quarter, really take a deep review of how we want to spend that capital. Obviously if we have a wide open and we don't have much in terms of competing capital needs we certainly desire to return money to our shareholders. It's one of our primary tenants as a Company, and that's what we may do. But given the environment we thought it was a good thing to make sure everybody knows, it's not an automatic occurrence every quarter. We're going to take a good hard look at it. If we're incapable of doing it we'll likely pay it. This is obviously a Board decision as well, so I think we were just trying to set the table a little bit on the dividend.

On the steel JVs -- feel very good about what we've done up with our partners US Steel -- from our existing joint venture to make that a larger, more effective joint venture in that market. We'll eventually look to pair down the capacity up there as well, so that we rationalized a bit and can compete in that Detroit area market much more effectively. George, anything you want to add-on those?

George Stoe - Worthington Industries - President & COO

John, I guess I should mention Serviacero down in Mexico --that was our most recent joint venture that we've entered into -- and we've been very pleased with the results of that. After we got out of the JV that we had at Acerex, we recognized that we wanted to be back in Mexico and we did a very exhaustive search throughout Mexico trying to find the right partner. We found the people at Serviacero that had two locations.

We made an arrangement with them whereby we were able to go in and buy 50% of the business. We now have a third facility that's under construction now and will be done and operational in probably late April or early May in Monterey. Adding to that obviously some of our customers have moved to Mexico so the volume is exciting for us down there.

John Tumazos - John Tumazos Very Independent Research - Analyst

So what parts of the Steel joint ventures are the ones losing $4 million?

Andy Rose - Worthington Industries - VP & CFO

I can list the four for you -- the one we mentioned obviously that made money was WAVE. The others are TWB, WSP, Serviacero and --

John McConnell - Worthington Industries - Chairman & CEO

Spartan?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Andy Rose - Worthington Industries - VP & CFO

Yes, Spartan.

Allison Sanders - Worthington Industries - Director of IR

That's consolidated though.

Andy Rose - Worthington Industries - VP & CFO

But Spartan is consolidated in the Steel group. LEFCO would be the fourth that's not consolidated.

John Tumazos - John Tumazos Very Independent Research - Analyst

If I could pose a follow-up on the dividend -- I'll try not to ask as many questions as Michelle.

One could argue that there is some virtue in having less working capital employed on the way up -- it's receivables exposure. And not your Company but other companies in the distribution business from time to time billed too much inventory on the way up, or in effect reduce your days or tons of exposure on the way up. I was wondering if that's a goal or something you're going to try to focus on. And throughout the economy, anyone who held scrap or was in metals distribution or trading or the stock market has a lot less capital. You would think that you're in a much better position in terms of finding working capital than many other companies you might compete with. And I was wondering if you have an open ear to acquire under capitalized competitors now or consider the challenges you have on your own doorstep just enough right now? Thank you.

John McConnell - Worthington Industries - Chairman & CEO

Thank you, John. You made a number of different points in there. I'll try to walk back through them.

As far as -- are we working and focused on making sure that we have a better handle on our sourcing relative to demand in the field and have the better control of our inventories at all times and do not get overstocked as the market starts to turn up -- the answer to that is yes. That is a critical part -- well it's a part of our transformational effort understanding the process by which we go through these, how we view forward demand and what are the indicators. One of the things we didn't really mention around transformation but also helps tremendously in answering your question is the completion of our Oracle system and getting it stabilized and up and running. We have very good realtime information now that is well beyond anything we were able to work with before so that helps us a lot in identifying costs and it will help us a lot in identifying and triggering purchases at the right time.

So obviously we want to be judicious in our use of capital towards inventories and make sure what we have we need and it will move through the system. A final point around the inventories is that we also have become much more adept at identifying what is lingering and getting it out of the system through various other channels as quickly as possible. Trying to remember what else you were --

Oh, yes, would we be in an acquisition mode? We are unlikely to be -- do we have an open mind to it? Of course. We would unlikely wish to spend money, depending on the asset it's unlikely we would make a cash acquisition of anybody. We might look at other alternatives or -- this is the kind of environment in which we really need to be creative.

We have a lot of people thinking of a lot of good potential thoughts. We narrowed it down to a few we are working through, but I don't think you'd see us employ much capital that direction. We might try other approaches if it became -- if an opportunity was seen where we could do some other things.

John Tumazos - John Tumazos Very Independent Research - Analyst

John, thank you, as your shareholder I just hope you don't cut the dividend to make a mistake by accumulating inventory. I'm sure you're watching that too.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Yes, sir.

John Tumazos - John Tumazos Very Independent Research - Analyst

Thank you.

Operator

Our next question comes from [Irene Tarkoff from Lightspeed Partners]. Your line is open.

Irene Tarkoff - Lightspeed Partners - Analyst

Yes, hi. I just wanted to get a little bit more clarity in terms of how the cash distribution from your JVs work. Is there an agreement, is it 50/50, quarterly, is there catch up? What are the mechanics for that, thank you.

John McConnell - Worthington Industries - Chairman & CEO

They are all similar but not exactly the same would be the opening answer to that.

Generally, it requires an agreement between the partners to pay a dividend or whether or not we wish to hold the cash in the venture and that obviously depends on business conditions and what we're seeing future needs for capital in that business. Andy or George might have something to add to that.

George Stoe - Worthington Industries - President & COO

I think that there are -- as John mentioned -- there are various percentages that we have in the JVs. Some of them are 50/50 and some are different than that, but --

Irene Tarkoff - Lightspeed Partners - Analyst

I'm particularly curious about the largest one, the WAVE.

John McConnell - Worthington Industries - Chairman & CEO

That's a 50/50 joint venture between us and Armstrong World Industries.

Irene Tarkoff - Lightspeed Partners - Analyst

And is it paid out quarterly, annually? How is that dividend decided?

Andy Rose - Worthington Industries - VP & CFO

The way it's worked historically is the Board declares the dividend and it's paid out quarterly.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Irene Tarkoff - Lightspeed Partners - Analyst

So it declares it annually and then it's paid quarterly?

Andy Rose - Worthington Industries - VP & CFO

Declared quarterly.

Irene Tarkoff - Lightspeed Partners - Analyst

Declared quarterly. Okay, thank you. And then in terms of the balance sheet there's an item under the liabilities of (inaudible) distributions and excess of investments in consolidated affiliates. What does that mean? It's about $19 million.

John McConnell - Worthington Industries - Chairman & CEO

That was a dividend, a portion of a dividend from WAVE. WAVE has been so successful that actually they've generated quite a bit of cash and they paid a special dividend of $25 million each to each of the joint venture partners and that actually -- we actually exceeded our basis in that investment. That was essentially a return of capital.

Irene Tarkoff - Lightspeed Partners - Analyst

Oh, I see. And it was a one-time item?

John McConnell - Worthington Industries - Chairman & CEO

Yes. It was a one-time special distribution.

Irene Tarkoff - Lightspeed Partners - Analyst

Special distribution, okay. And then in terms of -- going back to the covenant discussion -- isn't there a different covenant in some of your notes, particularly the floating rate notes?

Andy Rose - Worthington Industries - VP & CFO

They are slightly different covenants. I'm not sure I have the exact ones here but I think they are all essentially set at the same level. There's one where the debt to EBITDA is at three times.

Irene Tarkoff - Lightspeed Partners - Analyst

Right so that seems to be even tighter to me than the bank, right? The bank is 3.25? And again, you don't see any problems in meeting it?

John McConnell - Worthington Industries - Chairman & CEO

What we've done is disclosed the most restricted covenants in all our debt agreements.

Irene Tarkoff - Lightspeed Partners - Analyst

I see. So the 3.25 is the most restrictive one?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Right.

Irene Tarkoff - Lightspeed Partners - Analyst

Got it.

Andy Rose - Worthington Industries - VP & CFO

Sorry, just to get back to you, the interest coverage ratio on the private placement is greater than three times.

Irene Tarkoff - Lightspeed Partners - Analyst

Okay.

Andy Rose - Worthington Industries - VP & CFO

That's the only covenant that's different than the ones we talked about in the earnings release.

Irene Tarkoff - Lightspeed Partners - Analyst

Right that makes sense. And then in terms of the bond maturity. The '09 -- what's your -- how do you intend to take it out?

Andy Rose - Worthington Industries - VP & CFO

That's a good question. We spent time with a couple of different investment banks exploring what the market looks like right now. It's not an attractive time as you might expect for a Company like us to access the market.

Irene Tarkoff - Lightspeed Partners - Analyst

Right.

Andy Rose - Worthington Industries - VP & CFO

We continue to monitor it and we'll continue to do so. We would like to have that as permanent capital going forward and so at the appropriate time, we will look to replace that capital, but for the time being, we have our revolver available if need be when we get to December.

Irene Tarkoff - Lightspeed Partners - Analyst

Right. But six months is not far away. Just a pressing issue I think for some of the shareholders.

Andy Rose - Worthington Industries - VP & CFO

In terms of -- why would it be a pressing issue?

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Irene Tarkoff - Lightspeed Partners - Analyst

Well in terms of given the sense -- the [cry] markets are still not functioning, so the sooner you can deal with that issue it's going to be -- the clarity would be much appreciated.

Andy Rose - Worthington Industries - VP & CFO

I think that's right, although the way we would look at that is we have a back up plan in place right now.

Irene Tarkoff - Lightspeed Partners - Analyst

And the back up plan is just to draw on the revolver?

Andy Rose - Worthington Industries - VP & CFO

Correct and then when market conditions present we would replace that with permanent capital.

Irene Tarkoff - Lightspeed Partners - Analyst

Got it.

Andy Rose - Worthington Industries - VP & CFO

It's a $400 million revolver that expires in 2013, so in fact, you'll see that debt still classified as long term debt because we would essentially flip it to our revolver which has four years to run.

Irene Tarkoff - Lightspeed Partners - Analyst

Right. Makes sense. Okay, thank you very much.

John McConnell - Worthington Industries - Chairman & CEO

You're welcome.

Operator

Our next question comes from Mark Parr from KeyBanc Capital Markets. Your line is open.

Mark Parr - KeyBanc Capital Markets - Analyst

Thanks very much. Can you hear me all right?

John McConnell - Worthington Industries - Chairman & CEO

Yes, sir.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Mark Parr - KeyBanc Capital Markets - Analyst

Okay, terrific. I had a couple of questions, John first of all, and maybe Andy, if you want to try to tackle this or whoever -- have you made some good progress with working capital in the February quarter? I just may have missed some comments that you made but did you give us any color in terms of what additional free cash momentum is achievable through say the next couple of quarters from a working capital standpoint?

John McConnell - Worthington Industries - Chairman & CEO

It's obviously a difficult thing to define. I can tell you I made some comments that we would like to see still inventories coming down a little more rapidly which tells you there is runway left out there. But how -- to the degree they achieve the targets we've put before them, remains to be seen. We hope they will be more successful than they had been in the past. Even though they are bringing it down, they will continue to bring it down but there's a fair amount of room in Steel's inventory numbers.

Mark Parr - KeyBanc Capital Markets - Analyst

Historically you guys talked about you have a number of days, shipments on hand, I believe, maybe that was a couple years ago -- but could you talk a little bit about your inventory position now in terms of your current run rates?

John McConnell - Worthington Industries - Chairman & CEO

Yes. We almost find days of difficult -- as a difficult comparison -- so when we're looking at inventory levels we typically talk in terms of tons within the levels we expect.

Andy Rose - Worthington Industries - VP & CFO

Based on a tons basis our inventory days in Steel I believe is right around 90 days based on current run rates so when John comments on room to bring that down, that's what he's referencing.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay, so that helps to put that in perspective. Okay, another thing, John, I just wanted to try to get some more color on a comment that you had made that the last couple of months of activity seemed relatively stable.

Are you -- were you referring to like the March/April timeframe or could you talk a little bit about what you're seeing in March and April compared to perhaps what you saw in January and February? That might help to frame the current environment a little more clearly.

John McConnell - Worthington Industries - Chairman & CEO

Well the timeframe that I mentioned was from February to March, that those monthly volumes remained fairly constant between those two months in Steel and Metal Framing. Do you have a handle on April, George?

George Stoe - Worthington Industries - President & COO

Yes, I would say they are about the same, John, as March. We haven't seen a big drop, and Mark, I would say to you also that on the Metal Framing side we can go the whole way back to December and we've seen the volumes going through that business for December, January, February, and March at about the same level each month.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. I was just wondering, particularly on the framing side -- if there was any time you might be seeing somewhat of a pick up it would be now as construction season starts to get re-engaged in the Midwest. And I realize that the overall activity levels are way down, but just trying to get a sense of how the April scenario might be looking in the context of February and March on an overall basis.

George Stoe - Worthington Industries - President & COO

Yes, I would say to you Mark that our best look at that today is we think that it will be similar to where it was in March. I think that there's obviously the concern that John mentioned with liquidity in the commercial construction market that we have to be concerned about what's going to happen going forward but we haven't seen any drop off in the last four months so we feel like it's going to be about the same going forward.

John McConnell - Worthington Industries - Chairman & CEO

And again, just anecdotally we have seen a building here, a building there turn on that have been parked. So that is a positive development but it's certainly not of a magnitude that is probably worth spending a lot of time.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. All right, one last question if I could here. And again, this goes back to something that I pulled out of your comments, JP.

You indicated that you had some market share gains to realize in the upcoming months and looking at your volume in the Steel Processing business down -- I think it was down over 50% on a year-over-year basis -- and that actually is greater than what the MSCI data would suggest on a year-over-year basis at least for January and February. And I know you've got some end markets that are perhaps a bit more -- a bit weaker than maybe the overall market. But could you talk a little more about the market share gains that you're looking for and any color you could provide on order of magnitude of upside opportunity in those areas would be really helpful. Thanks a lot.

John McConnell - Worthington Industries - Chairman & CEO

Okay, Mark. You're welcome.

We probably shouldn't overstate market share gains, and I do -- we do have them and I put it in those terms because as you acquire business -- this is automotive business. What the volume actually turns out to be is somewhat unpredictable. But clearly, more business than we had from existing jobs that have been switched over. But again, order of magnitude we're talking in terms of tons is something I'd rather not do.

I just know that we have a bigger piece of what business is currently available.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay.

John McConnell - Worthington Industries - Chairman & CEO

You will also see that in our TWB joint venture. Where I think in yesterday's journal, there was an article on one of the largest -- matter of fact -- the largest laser welder is no longer going to be in business. Probably the largest ramp up and the number of parts we've ever taken on at TWB. That business has spread to all of the remaining laser welders but that will be a big and significant help to them.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

Mark Parr - KeyBanc Capital Markets - Analyst

Okay.

John McConnell - Worthington Industries - Chairman & CEO

So those kind of things are starting to be seen in the marketplace I guess is the point.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay terrific and then just lastly, could you talk a little bit about the inventory cycle in the Pressure Cylinders business? Steel prices have been coming down but your volume has come down. Just wondering how long will it take for margins to normalize again with the inventory bubble that you're working through? Or maybe there isn't one.

John McConnell - Worthington Industries - Chairman & CEO

Well -- and I'm going to let George or Andy or Bob chime in here but in general, you have a growing array of different products and so you have some of this can just change on mix but --

George Stoe - Worthington Industries - President & COO

Well, Mark obviously in our Pressure Cylinders business one of the big product lines for us is the 20-pound barbecue grill cylinders and we're building that inventory each year at this time as we're going into the busiest time of the year for that. So the inventory build we had in Cylinders is not something that is unusual. It's something that we plan for each and every year and it hasn't changed much since -- over the last few years.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. So the weakness in the February quarter is not so much in the consumer products but perhaps more on the industrial or on the European businesses?

John McConnell - Worthington Industries - Chairman & CEO

That's correct.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay, terrific. Thank you very much.

Final Transcript
Apr. 01. 2009 / 1:30PM ET, WOR - Q3 2009 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman & CEO

Thank you, Mark.

Operator

At this time I am showing no further questions. (Operator Instructions)

John McConnell - Worthington Industries - Chairman & CEO

Thank you, ma'am and again, thank all of you for joining us today. We have an awful lot of good things going here that again, are difficult to see under the current market conditions. But we are very confident in our ability to capture the kind of increases that we outlined to you earlier on the phone through our transformation as volumes return, which could happen rather rapidly when it starts to turn a corner. So we feel very good about where we are. We're going to continue on the efforts that we have in place, and make sure that we have contingency plans for whatever this environment brings our way. We look forward to talking to you again next quarter. Thank you.

Operator

Thank you. That does conclude today's conference call. You may disconnect at this time and thank you for participating.

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